UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2014
ALIMERA SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6120 Windward Parkway Suite 290 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

On April 24, 2014 (the “Effective Date”), Alimera Sciences Limited (“Limited”), a subsidiary of Alimera Sciences, Inc. (the “Company”), entered into a Loan and Security Agreement (the “Loan Agreement”) with the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lender”) and Hercules Technology Growth Capital, Inc., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (the “Agent”). Under the Loan Agreement, the Lender will make a term loan advance on April 25, 2014 in the initial principal amount of $10.0 million to Limited (the “Initial Advance”) to provide Limited with additional working capital for general corporate purposes and to extinguish currently outstanding secured debt of Limited held by Silicon Valley Bank (“SVB”). The Lender has also agreed to provide up to an additional $25.0 million to Limited (the “Second Advance” and, together with the Initial Advance, the “Term Loan”) upon approval of ILUVIEN by the U.S. Food and Drug Administration (the “FDA”) on or prior to October 31, 2014 to fund a milestone payment obligation that will be owed by the Company upon such approval. The Term Loan provides for interest only payments for 18 months following the Effective Date (the “Interest-Only Period”). The Interest-Only Period may be extended by an additional 18 months if the Company realizes certain revenue thresholds and no event of default has occurred under the Loan Agreement. Interest on the Term Loan accrues at a floating per annum rate equal to the greater of (i) 10.90%, or (ii) the sum of (A) 10.90%, plus (B) the prime rate as reported in The Wall Street Journal, or if not reported, the prime rate most recently reported in The Wall Street Journal, minus 3.25%. The Term Loan matures 48 months after the Effective Date (the “Maturity Date”). The Term Loan will be due and payable to the Lender in equal payments of principal and interest following the Interest-Only Period. All unpaid principal and interest will be due and payable on May 1, 2018. Subject to certain conditions, Limited has the option to repay up to an aggregate total of $3.0 million of the regularly scheduled installment payments of the Term Loan with freely tradable shares of the Company’s common stock. The number of shares to be issued for this repayment option is determined by dividing (x) the portion of the principal amount to be paid, by (y) $7.06.
Limited paid to the Lender a facility charge of $262,500 and will reimburse the Lender for legal and diligence fees incurred in connection with the Term Loan. If Limited prepays the Term Loan, it will pay the Lender a prepayment penalty of 1.25% of the total amount repaid. In addition, the Company granted the Lender a right to invest up to $2.0 million in any one subsequent equity offering of the Company broadly marketed to multiple investors on the same terms, condition and pricing offered to the other investors in such subsequent equity financing following the Effective Date.
Limited and the Company, on a consolidated basis with its other subsidiaries, also agreed to customary affirmative and negative covenants and events of default in connection with these arrangements. The occurrence of an event of default could result in the acceleration of Limited’s obligations under the Loan Agreement and an increase to the applicable interest rate, and would permit the Lender to exercise remedies with respect to the collateral under the Loan Agreement.
Limited’s obligations to the Lender are secured by a first priority security interest in substantially all of Limited’s assets, excluding intellectual property. The Lender does, however, maintain a negative pledge on Limited’s intellectual property requiring the Lender’s consent prior to the sale of such intellectual property. The Company and certain of the Company’s other subsidiaries are guarantors of the obligations of Limited to the Lender under the Loan Agreement pursuant to separate guaranty agreements between the Lender and each of Limited and such subsidiaries (the “Guaranties”). Pursuant to the Guaranties, the Company and these subsidiaries granted the Lender a first priority security interest in substantially all of their respective assets excluding intellectual property.
On April 25, 2014, Limited will repay in full all amounts owed to SVB pursuant to that certain Loan and Security Agreement between Limited and SVB dated May 7, 2013 (the “SVB Loan Agreement”). Limited also terminated its existing working capital line of credit with SVB that has not been utilized.
In connection with Limited entering into the Loan Agreement, the Company entered into a warrant agreement with Hercules Technology II, L.P. (the “Warrantholder”) to purchase up to 285,016 shares of the Company’s common stock at an exercise price of $6.14 per share (the “Warrant”).
Copies of the Loan Agreement, Guaranties and Warrant will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2014. The foregoing description of the terms of the Loan Agreement, Guaranties and Warrant is qualified in its entirety by reference to the full text of such exhibits.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release of Alimera Sciences, Inc. dated April 25, 2014

 SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: April 25, 2014	By:	/s/ RICHARD S. EISWIRTH, JR.
	Name:	Richard S. Eiswirth, Jr.
	Title:	Chief Operating Officer and Chief Financial Officer